UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 10, 2011

BLINK COUTURE, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-138951	98-0568153
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o Regent Private Capital, LLC
5727 South Lewis Avenue
Tulsa, Oklahoma 74105
(Address of Principal Executive Offices) (Zip Code)

(918) 392-3200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 10, 2011, Blink Couture, Inc. (the “Company”) entered into an Agreement and Plan of Merger with Latitude Global, Inc. (“LG”), a privately held company incorporated in Florida, and Latitude Global Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub, subject to certain conditions contained in the Merger Agreement, will merge (the “Merger”) with and into LG and LG will become a wholly-owned subsidiary of the Company (the “Merger Agreement”).  Upon completion of the Merger, each outstanding share of common stock, par value $0.001 per share of LG (the “LG Common Stock”), except with respect to any shares of LG Common Stock for which stockholders of LG may elect to exercise “dissenters rights,” under Florida law, as provided in the Merger Agreement, will automatically convert into the right to receive 0.1981662 shares of the common stock, par value $0.0001 per share of the Company (the “Company Common Stock”), subject to any applicable adjustments, as also provided in the Merger Agreement.  In addition, certain outstanding convertible promissory notes of LG, the aggregate principal amount of which may be converted into an aggregate of 835,327 shares of LG Common Stock, as of the date of the Merger Agreement, and which will not be converted prior to the closing of the Merger (the “Non-Converting Notes”), will be exchanged for new convertible promissory notes of the Company (the “LG Exchange Convertible Notes”), upon the Closing of the Merger.  The number of shares of Company Common Stock issuable upon the exercise of the LG Exchange Convertible Notes shall be computed based on the same conversion rate for the conversion of the shares of LG Common Stock, in connection with the Merger, and shall also include the conversion of any accrued unpaid interest on the Non-Converting Notes, as of the date of the closing of the Merger (the “Closing Date”), the aggregate amount of such interest which was $1,595.00, as of September 30, 2011.   Except for the Non-Converting Notes, LG will have no other options, warrants, convertible securities or other rights to purchase shares of LG Common Stock, on the Closing Date.

As additional consideration, with respect to the Merger, a maximum of $241,083 of the Company’s outstanding indebtedness to Regent Private Capital, LLC, the Company’s principal stockholder (“Regent”) will be converted into two new convertible promissory notes (the “Regent Convertible Notes”) with conversion prices ranging from $5.72 to $41.52 per share of Company Common Stock, depending on whether LG raises certain financing, of at least $17,000,000 prior to the closing of the Merger, as well as certain other factors.  The outstanding principal amount of such indebtedness, including accrued and unpaid interest, as of July 31, 2011, was $247,286.  To the extent that the outstanding principal balance and accrued unpaid interest exceeds $241,083 on the Closing Date (which was already the case as of July 31, 2011), any such excess shall be converted into shares of Company Common Stock, immediately prior to the Merger, the effect of which will increase Regent’s percentage of the shares of Company Common Stock owned by all of the Company’s current stockholders and proportionately reduce the aggregate percentage of shares of Company Common Stock owned by all other current stockholders of the Company.  The Company will not have any outstanding indebtedness immediately prior to the closing of the Merger.  Lawrence D. Field, the Company’s sole officer and director, is also a Managing Director of Regent.

As a result of the Merger, the current stockholders of the Company will retain ownership of 5% of the issued and outstanding shares of the Company Common Stock and the LG Stockholders and the holders of the Non-Converting Notes, collectively, will acquire ownership of 95% of the issued and outstanding shares of Company Common Stock, on a fully-diluted basis, without giving any effect to the Regent Convertible Notes.

The Company has also agreed to grant to Regent certain “piggyback” registration rights covering all of its shares of Company Common Stock owned immediately prior to the closing of the Merger and the shares of Company Common Stock underlying the Regent Convertible Notes.  The terms of these registration rights will be covered in a separate Registration Rights Agreement between the Company and Regent (the “Registration Rights Agreement”).

In connection with the Merger, the Company also has agreed to use its best efforts, subject to the approval of the Board of Directors and the Company’s stockholders, to effect a forward split of the issued and outstanding shares of Company Common Stock, in the range of a 4:1 to 6:1 forward split.  No assurances can be given, however, that a forward split will be effected in that range or at all.  In the event that a forward split is not completed within 12 months after the Closing Date, the Company has agreed to reduce the conversion prices of the Regent Convertible Notes to 60% of the then applicable conversion prices.

The Merger Agreement contains representations, warranties, covenants and indemnifications customary in these types of agreements and specifically provides for Regent’s indemnification of the Company for any amounts which the Company may be required to pay, relating to taxes prior to the Closing Date.  All representations and warranties survive the Closing Date for 12 months, except for Regent’s tax representations and indemnification which survive for 24 months after the Closing Date.

A copy of the Merger Agreement (including forms of the LG Exchange Convertible Notes, Regent Convertible Notes and Registration Rights Agreement) is attached hereto as Exhibit 10.17. The descriptions of the Merger Agreement. LG Exchange Convertible Notes, Regent Convertible Notes and Registration Rights Agreement herein are all qualified by the terms of the full text of the agreements attached hereto and the terms thereof are incorporated herein by reference thereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.17	Agreement and Plan of Merger, dated November 10, 2011 (with Exhibits)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK COUTURE, INC.

Date: November 11, 2011	By:	/s/ Lawrence D. Field
Name: Lawrence D. Field
Title: Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.17	Agreement and Plan of Merger, dated November 10, 2011 (with Exhibits)